SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             ING Clarion Global Real Estate Income Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  259 North Radnor Chester Road, Suite 205
                  Radnor, PA 19087

Telephone Number (including area code):

                  (800) 992-0180

Name and address of agent for service of process:

                  T. Ritson Ferguson
                  ING Clarion Global Real Estate Income Fund
                  259 North Radnor Chester Road, Suite 205
                  Radnor, PA 19087

With copies of Notices and Communications to:

                  Richard T. Prins, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036


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Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES      [X]               NO      [ ]

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 6th day of November, 2003.


[SEAL]

                         ING Clarion Global Real Estate Income Fund
                         (REGISTRANT)



                         By: /s/ T. Ritson Ferguson
                         ---------------------------------------------
                         T. Ritson Ferguson
                         Sole Trustee




Attest: /s/ Heather A. Trudel
        -----------------------------------------
        Heather A. Trudel